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                                                                    EXHIBIT 11.1

                          Exhibit 11.1 - STATEMENT RE:
                        COMPUTATION OF PER SHARE EARNINGS

(In Thousands, except per share data)                    Three Months Ended                      Nine Months Ended
                                                            December 31,                            December 31,
                                                            ------------                            ------------
                                                      1995               1994                 1995                1994
                                                      ----               ----                 ----                ----
Primary
  Average shares outstanding................          15,545              14,191             14,741              13,969
  Conversion of preferred stock.............           2,418                 624              2,511                   -
  Net effect of common stock equivalents
  (2) (3) ..................................           5,818                   -              5,528                   -
                                                 -----------         -----------           --------           ---------

  Total.....................................          23,781              14,815             22,780              13,969
                                                 ===========         ===========           ========           =========

  Net income (loss) ........................     $     4,932         $       235           $  10,679          $  (1,386)
  Adjustments to net income:
     Reduction of interest expenses (net of
     tax) related to retired debt...........               -                   -                398                   -
     Increase in interest income (net of
     tax) from investment of excess
     proceeds in short-term paper...........               -                   -                172                   -
                                                 -----------        ------------           --------           ---------
  Adjusted net income.......................     $     4,932         $       235           $ 11,249           $  (1,386)
                                                 ===========         ===========           ========           =========
  Per share earnings:
  Net income (loss) ........................     $       .21         $       .02           $    .49           $    (.10)
                                                 ===========         ===========           ========           =========
Fully Diluted
  Average shares outstanding................          15,545              14,191             14,741              13,969
  Conversion of preferred stock.............           2,418                 624              2,511                   -
  Net effect of common stock equivalents
  (2) (4) ..................................           6,451                   -              6,507                   -
                                                 -----------         -----------           --------           ---------
  Total.....................................          24,414              14,815             23,759              13,969
                                                 ===========         ===========           ========           =========
  Net income (loss) ........................     $     4,932         $       235           $ 10,679           $  (1,386)

  Adjustments to net income:
     Reduction of interest expenses (net of
     tax) related to retired debt...........               -                   -                  -                   -
     Increase in interest income (net of
     tax) from investment of excess
     proceeds in short-term paper...........               -                   -                  -                   -
                                                 -----------        ------------          ---------          ----------
  Adjusted net income.......................     $     4,932         $       235          $  10,679           $  (1,386)
                                                 ===========         ===========           ========           =========
  Per share earnings:
  Net income (loss) ........................     $       .20         $       .02  (1)     $     .45           $    (.10)  (1)
                                                 ===========         ============          ========           =========
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(1)  This calculation is submitted in accordance with the requirements of
     Regulation S-K although not required by APB opinion No. 15 because it results in dilution of less than 3%.

(2) Common stock equivalents include the effect of the exercise of stock options and warrants.

(3) Based on common stock equivalents using the if converted method and average market price.

(4) Based on common stock equivalents using the if converted method and the period-end market price, if higher than the average market price.